Exhibit 99.1

News Release CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2060 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Fourth Quarter and Full Year 2012

Financial and Operating Results and 2013 Outlook

HOUSTON, TEXAS, February 26, 2013 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood” or the “Partnership”) reported today its unaudited financial results for the three months and year ended December 31, 2012. Key financial and operating results for 2012 included the following:

2012 Financial Highlights

•

Reported adjusted earnings before interest, taxes, depreciation, amortization and accretion (“Adjusted EBITDA”) of $119.3 million for the year ended December 31, 2012, a 9% increase compared to the $110.0 million reported for the year ended 2011. Adjusted EBITDA was $30.5 million for the fourth quarter 2012, which was consistent with the fourth quarter 2011;

•

Reported adjusted distributable cash flow of $91.2 million for the year ended December 31, 2012, a 4% increase from 2011. Adjusted distributable cash flow was $23.3 million for the fourth quarter 2012, which was consistent with the fourth quarter 2011;

•	Improved liquidity through the issuance of additional senior notes, and increased the maximum borrowing capacity and extended the maturity date of its revolving credit facility; and

•

Paid total cash distributions of $2.02 per common unit for the year ended 2012; an 8% increase compared to distributions paid for the year ended 2011. The cash distribution of $0.51 per common unit for the fourth quarter 2012 was 4% higher than the distribution paid for the fourth quarter 2011.

2012 Operational Highlights

•

Repositioned and further diversified the Partnership with substantial future growth visibility from liquids rich basins through the acquisition of approximately $560 million of gathering, processing and compression assets. Including Crestwood Marcellus Midstream LLC (“CMM”), gathering volumes in rich gas areas represented 62% of Crestwood’s total gathering volumes in the fourth quarter 2012, compared to 26% in the fourth quarter 2011;

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•

Acquired a strong growth position in the rich gas portion of the Marcellus Shale, located in Harrison and Doddridge Counties, West Virginia, through the purchase of midstream assets and a 20 year fixed-fee services contract from Antero Resources Appalachian Corporation (“Antero”) in March 2012. Results from Antero in the region vastly exceeded expectations with volumes growing from approximately 200 million cubic feet per day (“MMcf/d”), in early 2012 to approximately 400 MMcf/d at year end 2012. In response to Antero’s rapidly expanding activity in the area, Crestwood opened regional operating offices in Clarksburg and Charleston, West Virginia and has increased its Marcellus staff to 20 full time equivalents. By year end 2013, volumes from Crestwood’s Marcellus region are expected to surpass its Barnett Shale segment as the largest segment contributor in Crestwood’s portfolio and Antero will become Crestwood’s largest customer by volume;

•

Established a North American business development team in July 2012 to expand Crestwood’s ability to source, execute, and finance greenfield development projects in the industry’s most prolific rich gas and crude oil plays. This new organic growth strategy is based on the recognition that large scale acquisitions in the current market are becoming prohibitively expensive based upon recent transactions. Crestwood is currently developing or in advanced stages of negotiations for projects in the Niobrara Shale, Avalon Shale/Bone Spring area of the Permian Basin and Utica Shale regions;

•

Initiated a “bolt-on” acquisition strategy, focused on acquiring assets near Crestwood’s existing assets where significant operating synergies exist, by acquiring the West Johnson County gas gathering and processing system from Devon Energy Corporation (“Devon”) in August 2012. During the fourth quarter 2012, Crestwood successfully restarted idled processing capacity at the Cowtown processing plant and shut down the processing plant acquired in the transaction. Crestwood is now diverting approximately 90 MMcf/d of dedicated Devon production to the Cowtown plant, allowing Crestwood to increase system operating efficiencies that enhances natural gas liquids (“NGL”) recoveries for Devon and provides lower operating costs to Crestwood. Additionally, Crestwood now has the 100 MMcf/d processing plant acquired from Devon ready to be redeployed to new liquids rich areas where Crestwood’s business development team is making progress on greenfield development opportunities;

•

Continued the “bolt-on” acquisition strategy with CMM acquiring E. Marcellus Asset Company, LLC (“EMAC”) from Enerven Compression LLC (“Enerven”) in December 2012. EMAC’s assets include four compression and dehydration stations, and the transaction expands Crestwood’s “value-chain” of services provided to Antero in the rapidly expanding Marcellus Shale region. The transaction enhances Crestwood’s services and margins through an additional source of long-term contracted fee-based revenues, adds a significant component to Crestwood’s future growth plans, and most importantly, provided a catalyst for an accelerated drop-down transaction of CMM to Crestwood; and

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•	Reported consolidated gathering volumes during the fourth quarter 2012 averaged 966 MMcf/d, a 46% increase over the fourth quarter 2011, and an 8% increase over the third quarter 2012.

“When looking back at 2012, we are pleased with the results of several highly successful acquisitions and the continued growth of our organization to strategically reposition Crestwood into high growth rich gas plays,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “To counter the impact of declining natural gas prices and the challenge of increasing valuations in the midstream M&A market, our 2012 achievements, including the strong entry into the Marcellus Shale, timely and accretive bolt-on acquisitions and the start-up of a highly talented business development team provided a near-term and long-term pivot opportunity for Crestwood in 2012.”

“The immediate result is a dramatic shift to rich gas volume growth in our overall portfolio supported by stronger producer drilling activity in the rich gas plays and improved growth visibility via substantial Marcellus contracted organic capital spending and additional bolt-on acquisition opportunities. With a full year contribution from the 2012 acquisitions and expected volume growth in the Marcellus Shale, we believe 2013 will be another transition year but will likely deliver significant improvement over 2012 as our 2013 guidance reflects. Importantly, Crestwood’s record organic capital expenditures forecasted in our 2013 budget should provide substantial earnings growth visibility in 2014 and support a quicker return to our traditional 8-10% per year distribution growth objectives,” concluded Phillips.

Fourth Quarter 2012 Financial and Operating Results

Crestwood’s Adjusted EBITDA for the fourth quarter 2012 was approximately $31 million, compared to $32 million in the third quarter 2012, and $30 million in the fourth quarter 2011. The decrease in our Adjusted EBITDA from third quarter 2012 reflects the impacts of declining volumes in our Barnett segment, higher than anticipated operating expenses incurred related to the decommissioning of the West Johnson County processing facility and higher general and administrative expenses, primarily related to significant increases in our business development activities. These decreases were partially offset by a full quarter’s contribution from our West Johnson County assets acquired in August 2012.

Gathering volumes on Crestwood’s 100% owned systems averaged 606 MMcf/d in the fourth quarter 2012, which was consistent with third quarter 2012, but down from the 662 MMcf/d gathered in the fourth quarter 2011 due to lower volumes in the dry gas areas of the Barnett Shale. Fourth quarter 2012 processing volumes increased 48% from the fourth quarter 2011

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due to higher volumes in rich gas areas including the West Johnson County system acquired from Devon, which contributed approximately $4 million of operating margin in the fourth quarter 2012. CMM gathering volumes (which Crestwood operates but only held a 35% interest during 2012 prior to consolidating in the drop-down transaction completed in January 2013) totaled 360 MMcf/d during the fourth quarter 2012. CMM contributed $3 million of Adjusted EBITDA to Crestwood’s fourth quarter 2012 results (i.e. Crestwood’s 35% interest in CMM’s $9 million of Adjusted EBITDA), up 32% from third quarter 2012. The Enerven acquisition, completed in late December 2012 had a minimal impact on CMM’s fourth quarter results but is expected to contribute approximately $11 million to $12 million of operating margin in 2013.

Marcellus Shale Update

On January 8, 2013, Crestwood completed the consolidation of 100% of CMM’s natural gas gathering, compression and dehydration business located largely in the rich gas window of the southwestern core of the Marcellus Shale play. The assets, located in Harrison and Doddridge Counties, West Virginia, consist of approximately 40 miles of low pressure gathering pipeline connected to approximately 120 Marcellus Shale wells and 43,000 horsepower of compression assets acquired from Enerven. The business is supported by long term fixed-fee gathering and compression services contracts with Antero covering approximately 136,000 net acres (the “Eastern Area of Dedication”) and include a seven year minimum annual volume guarantee on the Eastern Area of Dedication and the right of first offer to acquire additional Antero midstream assets on approximately 105,000 net acres adjacent to the Eastern Area of Dedication. Antero is currently running 13 rigs across its West Virginia acreage and has announced 4.8 trillion cubic feet equivalent (“Tcfe”) of proved reserves at year end 2012 with over 3,000 potential drillable locations.

At year-end 2012, spot volumes on Crestwood’s Marcellus Shale gathering systems were approximately 400 MMcf/d and are expected to grow to approximately 500 MMcf/d by the end of 2013 with the connection of approximately 60 to 70 new wells. Based upon Antero’s current 2013 drilling and development plans, Crestwood’s 2013 Marcellus Shale capital projects in the Eastern Area of Dedication include the installation of an 18 mile expansion of the gathering system and two new compressor stations with nominal capacity of 100 MMcf/d. The projects are expected to be completed and placed in service in phases beginning as early as June 2013 and throughout the remainder of 2013 at an estimated cost of approximately $80 million.

NEWS RELEASE

Business Development Update

Crestwood’s business development and project management team is focused on greenfield development projects in a number of the most prolific rich gas and crude oil plays in North America. The team has made significant progress and is currently in various stages of discussions, negotiations and project development on opportunities in the Niobrara Shale, Permian Basin and Utica/Point Pleasant Shale unconventional resource plays. While these projects are not currently included in Crestwood’s 2013 capital budget or operating guidance, an update on these opportunities is described below.

Niobrara Shale

During the fourth quarter 2012, Crestwood and RKI Exploration & Production LLC (“RKI”), signed a series of letter agreements relating to RKI’s interest in a gathering system (the “Jackalope System”) and current and future rich natural gas production from the Powder River Basin Niobrara Shale and other high potential proven formations located in Converse County, Wyoming. Among other things, the agreements provide a framework for the potential acquisition by Crestwood of RKI’s 50% ownership interest in the Jackalope System and a long term dedication to gathering and processing agreements of potentially all of RKI’s 50% interest in approximately 750,000 acres in the area. The agreements also authorize Crestwood to initiate certain development activities with respect to planned processing facilities required for the eventual build-out of the Jackalope System infrastructure, subject to reimbursement by RKI. Crestwood and RKI continue to conduct due diligence on the existing Jackalope System, the ultimate production development scope and corresponding infrastructure build-out plans. A final agreement will be subject to negotiation and execution of definitive documentation which is expected to be completed in the first half of 2013.

RKI, based in Oklahoma City, Oklahoma, is a privately-owned, leading independent exploration and production company focused in the Powder River, Permian and Denver-Julesberg Basins. RKI is developing its interest in the Powder River Basin through a joint development agreement with Chesapeake Energy Corporation. RKI owns 50% of the crude oil, natural gas and NGL production from the joint development area under consideration.

Permian Basin

Due to increased drilling activity for rich natural gas production in the Delaware Sands, Avalon Shale, Bone Spring and Wolfcamp formations in the Delaware Permian, Crestwood is moving forward with plans to convert its Las Animas gathering systems from dry gas to rich gas service. Based on discussions with area producers, during 2013 Crestwood plans to connect the Laguna Grande and Dublin Ranch systems, install JT skid or comparable heavy NGL

NEWS RELEASE

separation equipment at central locations on the combined system and provide truck or rail NGL takeaway options. Depending upon the results of those activities during 2013, Crestwood will assess whether it will install one of its surplus cryogenic processing facilities in the area.

Utica Shale

Crestwood is developing plans to create a large scale rich gas and condensate gathering system and gas processing facilities targeting rich gas Utica Shale/Point Pleasant producers in northeast Ohio and northwest Pennsylvania. Crestwood is currently in discussions with multiple producers in the Utica Shale/Point Pleasant play for the development of gathering and processing services.

2013 Outlook

Crestwood expects Adjusted EBITDA for the full year 2013 to be in the range of $170 million to $185 million, which represents a 50% increase over 2012. The primary drivers include the consolidation of 100% of CMM, continued volume growth in the Marcellus region and the full year impact of the West Johnson County assets and Enerven operations acquired in August 2012 and December 2012, respectively.

Crestwood anticipates average 2013 gathering volumes in the range of 1,000 MMcf/d to 1,100 MMcf/d, an overall increase of 30% from 2012; average processing volumes of approximately 225 MMcf/d to 240 MMcf/d, a 55% increase from 2012; and compression volumes of approximately 320 MMcf/d to 340 MMcf/d attributable to the recent Enerven acquisition. Gathering volumes in rich gas areas are expected to increase 65% to 75% relative to 2012, primarily the result of increasing drilling activity from Antero in the Marcellus Shale and a full year contribution from the West Johnson County asset acquisition in the Barnett rich gas area.

The Barnett Shale continues to be an important producing area to Crestwood. We anticipate that our 2013 gathering volumes from the Barnett rich gas area will be 32% higher than 2012, which will be partially offset by a 12% decline in the gathering volumes from the Barnett dry gas areas as compared to 2012. Our anticipated 2013 volumes are consistent with those recently forecasted by Quicksilver Resources, Inc. (“Quicksilver”). Our forecasted 2013 net revenues from the rich and dry gas areas of the Barnett Shale are summarized in the table below (in millions):

NEWS RELEASE

	Net Revenues (1)		% Increase	% of Total Net Revenues (2)
	2013	2012	(Decrease)	2013	2012
Barnett Rich—Quicksilver	$58	$58	—	22%	33%
Barnett Rich—Devon and Other	33	18	83%	13%	10%

Total Barnett Rich	91	76	20%	35%	43%
Barnett Dry—Quicksilver	46	55	(16%)	18%	31%
Barnett Dry—Other Producers	3	2	50%	1%	1%

Total Barnett Dry	49	57	(14%)	19%	33%

Total Barnett	$140	$133	5%	54%	76%

Total Quicksilver	$104	$113	(8%)	40%	65%

(1)	Revenue estimates are approximations based on 2013 forecasted volumes.
(2)	Excludes revenues related to acquisitions assumed in 2013 forecast.

Capital spending on contracted projects and maintenance capital for the full year 2013 is expected to be in the range of $120 million to $150 million. Additionally, Crestwood maintains a substantial backlog of identified bolt-on acquisition opportunities around its existing asset footprint and expects to execute on approximately $150 million to $250 million of those opportunities in 2013. Following the acquisition of the remaining interest in CMM, Crestwood had approximately $210 million of capacity on its revolving credit facility and approximately $70 million of capacity on the CMM revolving credit facility. Consistent with past practices and its long-term financing strategy, Crestwood will fund future growth capital spending and acquisitions with a balanced mix of debt and equity.

Fourth Quarter and Full Year 2012 Segment Performance

CMM Operations

Equity earnings and Adjusted EBITDA from Crestwood’s 35% ownership interest in CMM totaled $1.6 million and $3 million for the fourth quarter 2012, respectively. On a 100% basis, CMM’s Adjusted EBITDA was $8.5 million for the fourth quarter 2012, an increase of 33% from $6.4 million of Adjusted EBITDA for the third quarter 2012. Volumes gathered by CMM during the fourth quarter 2012 averaged 360 MMcf/d, a 25% increase over third quarter 2012. Beginning in the first quarter 2013, CMM will be fully consolidated into the operations of Crestwood.

NEWS RELEASE

Barnett Segment

Operating revenues, net of product purchases, in the Barnett segment totaled $34 million in the fourth quarter 2012, compared with $33 million in the third quarter 2012 and $37 million in the fourth quarter 2011. Operating revenues, net of product purchases, for the twelve months ended December 31, 2012, totaled $133 million, compared with $140 million of net revenues in 2011. Gathering volumes totaled 442 MMcf/d in the fourth quarter 2012, compared to 438 MMcf/d and 504 MMcf/d of gathering volumes during the third quarter 2012 and fourth quarter of 2011, respectively. For the full year 2012, gathering volumes totaled 432 MMcf/d, compared with 474 MMcf/d during 2011. The decrease from 2011 was primarily due to reduced volumes on our Lake Arlington and Alliance systems. Processing volumes totaled 200 MMcf/d in the fourth quarter 2012, a 25% increase over the third quarter 2012, and a 52% increase over the fourth quarter 2011. For the full year 2012, processing volumes totaled 155 MMcf/d, compared with 132 MMcf/d during 2011. The increases were attributable to the West Johnson County acquisition and increased third party processing volumes on our Cowtown system. Operating and maintenance expenses increased to $8 million during the fourth quarter 2012, $2 million higher than fourth quarter 2011 due to the addition of the acquired West Johnson County assets.

Fayetteville Segment

Operating revenues in the Fayetteville segment, net of product purchases, totaled $7 million in the fourth quarter 2012, which was consistent with third quarter 2012 revenues and 10% higher than fourth quarter 2011. Operating revenues, net of product purchases, for the full year of 2012 totaled $27 million, 38% higher than the year ended December 31, 2011, reflecting the full year of ownership of the Fayetteville system acquired in April 2011, as well as volume growth in the second half of 2012. Gathering volumes totaled 93 MMcf/d during fourth quarter 2012, compared to 91 MMcf/d in the third quarter of 2012, and 90 MMcf/d in fourth quarter 2011. Operating and maintenance expenses totaled $2 million for the fourth quarter 2012, a decrease of $1 million from the fourth quarter 2011, due primarily to lower expenses for leased compression.

Granite Wash

Operating revenues in the Granite Wash segment, net of product purchases, totaled $1.4 million in the fourth quarter 2012, an increase of 11% over the third quarter of 2012, but 10% below fourth quarter 2011 due to lower NGL and natural gas prices. For the year ended December 31, 2012, operating revenues, net of product purchases, totaled $4.9 million, which was consistent with the year ended 2011. Operating and maintenance expenses totaled $0.6 million during the fourth quarter 2012, which was consistent with the fourth quarter 2011.

NEWS RELEASE

Other Operations

Operating revenues, net of product purchases, on our other systems (which include the Sabine gathering system in the Haynesville/Bossier Shale and the Las Animas system in the Avalon Shale) totaled $2.3 million for the fourth quarter 2012, compared with $2.0 million in the fourth quarter 2011. For the year ended December 31, 2012, operating revenues, net of product purchases, totaled $10.2 million, compared to $2.5 million for the year ended 2011, reflecting the full year of ownership of the Sabine gathering system acquired in November 2011. Gathering volumes on the Sabine and Las Animas systems totaled 50 MMcf/d during the fourth quarter 2012, compared to 55 MMcf/d during the third quarter of 2012. Operating and maintenance expenses related to these assets totaled $0.7 million during the fourth quarter 2012, which was consistent with third quarter 2012.

General and Administrative Expenses

General and administrative expenses totaled $6.4 million in the fourth quarter 2012, including $1.1 million of transaction and due diligence related expenses compared to $6.2 million in the fourth quarter 2011, including $0.2 million of acquisition related expenses. General and administrative expenses incurred by CMM totaled $1.2 million during the fourth quarter 2012.

Capital Investment and Resources

At December 31, 2012, Crestwood had approximately $557 million of debt outstanding, comprised of $350 million of 7.75% fixed-rate senior notes due 2019, and approximately $207 million of borrowings under its $550 million revolving credit facility. During the fourth quarter 2012, Crestwood issued an additional $150 million of its 7.75% senior notes, increased the maximum borrowing capacity of its revolving credit facility from $500 million to $550 million, and extended the maturity date of the revolver to November 2017. At December 31, 2012, CMM had approximately $127 million of debt outstanding under its $200 million revolving credit facility due March 2017, including approximately $95 million borrowed by CMM to fund the acquisition of the Enerven compression assets on December 28, 2012.

Crestwood capital spending, excluding acquisition capital, for the year ended December 31, 2012, totaled $36 million, comprised of $32 million of growth capital and $4 million of maintenance capital. Crestwood’s growth capital was primarily related to the construction of pipeline laterals and compression equipment in the Fayetteville Shale and Barnett Shale. Growth capital spending by CMM, which is funded under its revolving credit facility, totaled $17 million since commencing operations in the Marcellus Shale region at the end of March 2012.

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Non-GAAP Financial Measures

Adjusted EBITDA and adjusted distributable cash flow are non-generally accepted accounting principles (“non-GAAP”) financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Conference Call

Crestwood will host a conference call for investors and analysts on Tuesday, February 26, 2013, beginning at 10:00 a.m. Central Time, to discuss the fourth quarter 2012 performance and the outlook for 2013. Interested parties may participate by joining the conference call at 888-430-8683 and entering passcode 6909041. The conference call will also be webcast live and can be accessed through the Investor Relations section of our website at www.crestwoodlp.com. A replay will be available for 30 days following the conference call by dialing 888-203-1112 and entering the replay passcode 6909041.

About Crestwood Midstream Partners LP

Houston, Texas based Crestwood is a growth-oriented, midstream master limited partnership which owns and operates predominately fee-based gathering, processing, treating and compression assets servicing natural gas producers in the Barnett Shale in north Texas, the Fayetteville Shale in northwest Arkansas, the Granite Wash in the Texas Panhandle, the Marcellus Shale in northern West Virginia, the Avalon Shale/Bone Spring in southeastern New Mexico, and the Haynesville/Bossier Shale in western Louisiana. For more information about Crestwood, visit www.crestwoodlp.com.

Forward-Looking Statements

The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood’s financial condition, results of operations

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and cash flows including, without limitation, changes in general economic conditions; fluctuations in oil, natural gas and NGL prices; the extent and success of drilling efforts, as well as the extent and quality of natural gas volumes produced within proximity of our assets; failure or delays by our customers in achieving expected production in their natural gas projects; competitive conditions in our industry and their impact on our ability to connect natural gas supplies to our gathering and processing assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; our ability to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; timely receipt of necessary government approvals and permits, our ability to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact our ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to our substantial indebtedness, as well as other factors disclosed in Crestwood’s filings with the U.S. Securities and Exchange Commission. You should read our filings with the U.S. Securities and Exchange Commission, including our latest Annual Report on Form 10-K, and our most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results.

Investor Contact:

Mark Stockard

832-519-2207

mstockard@crestwoodlp.com

###

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per unit data)

(Unaudited)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2012	2011	2012	2011	2012
Operating revenues
Gathering revenue—related party	$20,971	$26,721	$88,091	$102,427	$21,658
Gathering revenue	13,110	10,620	49,420	28,528	13,739
Processing revenue—related party	6,033	7,075	25,652	28,798	6,298
Processing revenue	3,816	847	8,481	2,714	2,271
Product sales	13,059	14,027	42,317	43,353	11,071

Total operating revenues	56,989	59,290	213,961	205,820	55,037

Operating expenses
Product purchases	(2,902)	12,777	23,853	38,787	10,341
Product purchases—related party	15,152	—	15,152	—	—
Operations and maintenance	11,892	10,138	40,617	36,303	10,127
General and administrative	6,439	6,157	25,890	24,153	5,777
Depreciation, amortization and accretion	13,299	9,831	45,726	33,812	10,943

Total operating expenses	43,880	38,903	151,238	133,055	37,188

Gain from exchange of property, plant and equipment	—	—	—	1,106	—

Operating income	13,109	20,387	62,723	73,871	17,849
Earnings from unconsolidated affiliate	1,642	—	3,847	—	1,764
Interest and debt expense	(9,573)	(7,692)	(33,618)	(27,617)	(8,202)

Income before income taxes	5,178	12,695	32,952	46,254	11,411
Income tax expense	322	353	1,206	1,251	306

Net income	$4,856	$12,342	$31,746	$45,003	$11,105

General partner’s interest in net income	$4,131	$2,792	$15,075	$7,735	$4,240
Limited partners’ interest in net income	$725	$9,550	$16,671	$37,268	$6,865
Basic income per unit:
Net income per limited partner unit	$0.01	$0.24	$0.37	$1.00	$0.15
Diluted income per unit:
Net income per limited partner unit	$0.01	$0.24	$0.37	$1.00	$0.15
Weighted-average number of limited partner units:
Basic	48,252	39,527	45,223	37,206	46,564
Diluted	48,475	39,641	45,420	37,320	46,767
Distributions declared per limited partner unit (attributable to the period ended)	$0.51	$0.49	$2.02	$1.87	$0.51

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(In thousands, except for unit data)

(Unaudited)

	December 31,	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$21	$797
Accounts receivable—related party	23,863	27,312
Accounts receivable	15,123	11,926
Insurance receivable	2,920	—
Prepaid expenses and other	1,941	1,935

Total current assets	43,868	41,970
Investment in unconsolidated affiliate	128,646	—
Property, plant and equipment, net of accumulated depreciation of $126,524 in 2012 and $89,860 in 2011	784,371	746,045
Intangible assets, net of accumulated amortization of $10,138 in 2012 and $2,440 in 2011	163,021	127,760
Goodwill	95,031	93,628
Deferred financing costs, net	17,149	16,699
Other assets	1,321	790

Total assets	$1,233,407	$1,026,892

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accrued additions to property, plant and equipment	3,829	7,500
Capital leases	3,862	2,693
Accounts payable—related party	3,088	1,308
Accounts payable, accrued expenses and other liabilities	27,423	31,794

Total current liabilities	38,202	43,295
Long-term debt	558,161	512,500
Long-term capital leases	3,161	3,929
Asset retirement obligations	13,188	11,545
Commitments and contingent liabilities
Partners’ capital
Common unitholders (41,164,737 and 32,997,696 units issued and outstanding at December 31, 2012 and 2011)	442,348	286,945
Class C unitholders (7,165,819 and 6,596,635 units issued and outstanding at December 31, 2012 and 2011)	159,908	157,386
General partner (979,614 and 763,892 units issued and outstanding at December 31, 2012 and 2011)	18,439	11,292

Total partners’ capital	620,695	455,623

Total liabilities and partners’ capital	$1,233,407	$1,026,892

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities
Net income	$31,746	$45,003
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	45,726	33,812
Equity-based compensation	1,877	916
Gain from exchange of property, plant and equipment	—	(1,106)
Other non-cash income items	4,284	3,473
Changes in assets and liabilities:
Accounts receivable—related party	3,449	(4,309)
Accounts receivable	(3,197)	(7,348)
Insurance receivable	(1,251)	—
Prepaid expenses and other assets	2,113	249
Accounts payable—related party	1,780	(2,959)
Accounts payable, accrued expenses and other liabilities	2,740	18,600

Net cash provided by operating activities	89,267	86,331

Cash flows from investing activities
Acquisitions, net of cash acquired	(87,247)	(414,073)
Capital expenditures	(35,493)	(48,405)
Proceeds from exchange of property, plant and equipment	—	5,943
Investment in unconsolidated affiliate	(131,250)	—
Capital distributions from unconsolidated affiliate	2,604	—
Proceeds from sale of property, plant and equipment	20	—

Net cash used in investing activities	(251,366)	(456,535)

Cash flows from financing activities
Proceeds from issuance of senior notes	151,500	200,000
Proceeds from credit facility	411,700	215,200
Repayments of credit facility	(517,500)	(186,204)
Payment of Tristate Acquisition deferred payment	(7,839)	—
Payments on capital leases	(2,993)	(1,966)
Deferred financing costs paid	(4,994)	(6,982)
Proceeds from issuance of Class C units, net	—	152,671
Proceeds from issuance of common units, net	217,483	53,550
Contributions from partners	5,930	8,741
Distributions to partners	(91,558)	(64,011)
Taxes paid for equity-based compensation vesting	(406)	—

Net cash provided by financing activities	161,323	370,999

Change in cash and cash equivalents	(776)	795
Cash and cash equivalents at beginning of period	797	2

Cash and cash equivalents at end of period	$21	$797

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$26,948	20,281

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

OPERATING STATISTICS

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2012	2011	2012	2011	2012
Barnett:
Gathering revenues	$24,322	$28,813	$98,889	$108,705	$24,737
Processing revenues	9,847	7,826	34,003	31,379	8,540
Product sales	72	—	141	—	69

Total operating revenues	$34,241	$36,639	$133,033	$140,084	$33,346
Product purchases	65	—	125	—	60
Operations and maintenance expense	8,443	6,619	26,881	25,147	6,963

EBITDA	$25,733	$30,020	$106,027	$114,937	$26,323

Gathering volumes (in MMcf)	40,653	46,367	158,087	172,838	40,252
Processing volumes (in MMcf)	18,351	12,084	56,844	48,112	14,671
Fayetteville:
Gathering revenues	$6,949	$6,326	$26,986	$19,421	$7,043
Product sales	181	310	512	1,379	131

Total operating revenues	$7,130	$6,636	$27,498	$20,800	$7,174
Product purchases	180	290	523	1,302	137
Operations and maintenance expense	2,138	2,636	8,537	8,992	1,855

EBITDA	$4,812	$3,710	$18,438	$10,506	$5,182

Gathering volumes (in MMcf)	8,568	8,275	31,617	23,421	8,403
Granite Wash:
Gathering revenues	$560	$138	$1,434	$346	$465
Processing revenues	2	96	130	133	29
Product sales	11,973	12,769	38,992	37,734	10,208

Total operating revenues	$12,535	$13,003	$40,556	$38,213	$10,702
Product purchases	11,181	11,506	35,695	33,245	9,481
Operations and maintenance expense	631	501	2,250	1,499	560

EBITDA	$723	$996	$2,611	$3,469	$661

Gathering volumes (in MMcf)	1,864	1,544	6,440	4,555	1,856
Processing volumes (in MMcf)	1,854	1,560	6,420	4,501	1,859
Other:
Gathering revenues	$2,250	$2,064	$10,202	$2,483	$3,152
Product sales	833	948	2,672	4,240	663

Total operating revenues	$3,083	$3,012	$12,874	$6,723	$3,815
Product purchases	824	981	2,662	4,240	663
Operations and maintenance expense	680	382	2,949	665	749

EBITDA	$1,579	$1,649	$7,263	$1,818	$2,403

Gathering volumes (in MMcf)	4,622	4,677	21,770	7,332	5,041

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except for per unit data)

(Unaudited)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2012	2011	2012	2011	2012
Net income	$4,856	$12,342	$31,746	$45,003	$11,105
Items impacting net income:
Significant transaction-related expenses	1,095	219	3,805	3,385	932
Gain from exchange of property, plant and equipment	—	—	—	(1,106)	—
Non-cash interest expense (write-off of deferred financing costs)	—	—	370	—	—
Interest expense (bridge loan fees)	—	—	—	2,500	—

Adjusted net income	$5,951	$12,561	$35,921	$49,782	$12,037

Net income per limited partner unit (diluted basis)	$0.01	$0.24	$0.37	$1.00	$0.15
Items impacting net income	0.02	0.01	0.09	0.13	0.02

Adjusted net income per limited partner unit (diluted basis)	$0.03	$0.25	$0.46	$1.13	$0.17

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2012	2011	2012	2011	2012
Net income	$4,856	$12,342	$31,746	$45,003	$11,105
Depreciation, amortization and accretion expense	13,299	9,831	45,726	33,812	10,943
Income tax expense	322	353	1,206	1,251	306
Amortization of deferred financing fees	1,250	931	4,506	3,473	931
Non-cash equity compensation	349	65	1,877	916	534
Maintenance capital expenditures	(1,212)	(384)	(4,084)	(1,409)	(1,279)

Distributable cash flow	18,864	23,138	80,977	83,046	22,540
Add: Significant transaction-related expenses	1,095	219	3,805	3,385	932
Add: Significant minimum volume deficiency payment	1,292	—	2,718	—	1,426
Add: Interest expense (bridge loan fees)	—	—	—	2,500	—
Less: Gain from exchange of property, plant and equipment	—	—	—	(1,106)	—
Less: Equity earnings from unconsolidated affiliate	(1,642)	—	(3,847)	—	(1,764)
Add: Adjusted DCF from unconsolidated affiliate	3,688	—	7,500	—	2,062

Adjusted distributable cash flow	$23,297	$23,357	$91,153	$87,825	$25,196

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2012	2011	2012	2011	2012
Total operating revenues	$56,989	$59,290	$213,961	$205,820	$55,037
Product purchases	12,250	12,777	39,005	38,787	10,341
Operations and maintenance expense	11,892	10,138	40,617	36,303	10,127
General and administrative expense	6,439	6,157	25,890	24,153	5,777
Gain from exchange of property, plant and equipment	—	—	—	1,106	—
Earnings from unconsolidated affiliate	1,642	—	3,847	—	1,764

EBITDA	28,050	30,218	112,296	107,683	30,556
Items impacting EBITDA:
Add: Significant transaction-related expenses	1,095	219	3,805	3,385	932
Less: Gain from exchange of property, plant and equipment	—	—	—	(1,106)	—
Less: Equity earnings from unconsolidated affiliate	(1,642)	—	(3,847)	—	(1,764)
Add: Adjusted earnings from unconsolidated affiliate	2,961	—	7,074	—	2,237

Adjusted EBITDA	30,464	30,437	119,328	109,962	31,961
Less:
Depreciation, amortization and accretion expense	13,299	9,831	45,726	33,812	10,943
Interest and debt expense	9,573	7,692	33,618	27,617	8,202
Income tax expense	322	353	1,206	1,251	306
Items impacting EBITDA	2,414	219	7,032	2,279	1,405

Net income	$4,856	$12,342	$31,746	$45,003	$11,105

NEWS RELEASE

CRESTWOOD MARCELLUS MIDSTREAM LLC

OPERATING STATISTICS

(In thousands)

(Unaudited)

			Year to Date
	Three Months Ended	Three Months Ended	(from inception
	September 30, 2012	December 31, 2012	of February 23, 2012)
Operating revenue
Gathering revenue	$7,976	$10,499	$25,502

Total operating revenue	7,976	10,499	25,502

Operating expenses
Operations and maintenance	815	1,163	2,491
General and administrative	793	1,178	3,692
Depreciation, amortization and accretion	625	2,700	6,182

Total operating expenses	2,233	5,041	12,365

Operating income	5,743	5,458	13,137
Interest and debt expense	(703)	(767)	(2,147)

Net income	$5,040	$4,691	$10,990

Add:
Interest and debt expense	703	767	2,147
Depreciation, amortization and accretion	625	2,700	6,182

EBITDA	$6,368	$8,158	$19,319
Significant transaction-related expenses	22	302	892

Adjusted EBITDA	$6,390	$8,460	$20,211

Net income	$5,040	$4,691	$10,990
Depreciation, amortization and accretion expense	625	2,700	6,182
Non-cash interest	317	316	949
Maintenance capital expenditures	(115)	(103)	(218)

Distributable cash flow	5,867	7,604	17,903
Add: Significant transaction-related expenses	22	302	892
Add: Significant minimum volume deficiency payment	—	2,634	2,634

Adjusted distributable cash flow	$5,889	$10,540	$21,429

Volumes:
Gathering volumes (in MMcf)	26,585	33,138	83,147
CMLP’s 35% interest in Crestwood Marcellus Midstream LLC:
Equity earnings	$1,764	$1,642	$3,847
EBITDA	$2,229	$2,855	$6,762
Adjusted EBITDA	$2,237	$2,961	$7,074
Distributable cash flow	$2,053	$2,661	$6,266
Adjusted distributable cash flow	$2,062	$3,688	$7,500
Gathering volumes (in MMcf)	9,305	11,598	29,101

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP

Full Year 2013 Adjusted EDITDA Guidance

Reconciliation to Net Income

Adjusted EBITDA	$170 million to $185 million
Depreciation, amortization and accretion expense	$80 million
Interest expense, net	$50 million
Income tax provision	$2 million
Net income	$38 million to $53 million